EXHIBIT 2

                               THIRD AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT entered into this 26th day of July, 1999, by and among Bremer Financial Corporation, a Minnesota corporation ("BFC"), Bremer Acquisition Corporation, a Wisconsin corporation ("Merger Sub" and, collectively, with BFC, the "Buyers"), and Northwest Equity Corp., a Wisconsin corporation ("Seller").

                                   WITNESSETH:

WHEREAS, BFC, Merger Sub and Seller previously entered into that certain Agreement and Plan of Merger dated February 16, 1999, that certain First Amendment to Agreement and Plan of Merger dated April 21, 1999 and that certain Second Amendment to Agreement and Plan of Merger dated May 11, 1999 (collectively, the "Merger Agreement");

WHEREAS, the Merger Agreement provides that Merger Sub shall merge with and into the Seller (the "Merger") pursuant to the terms and subject to the conditions contained in the Merger Agreement; and

WHEREAS, the parties have determined that it is in their best interest to modify certain provisions of the Merger Agreement as specified herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

1. Paragraph (b) of Section 1.7 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (b) Subject to Section 1.10, each share of common stock, $1.00 par value, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, if any (as defined in Section 1.10 hereof), shall cease to be outstanding, and shall be converted into and become the right to receive cash in the amount of $24.00 per share (the "Merger Per Share Consideration") in the manner and form, and on the terms and conditions, set forth in this Agreement; provided, however, if the closing occurs after August 31, 1999, the Merger Per Share Consideration shall be increased or decreased by an amount equal to the sum of the Earnings (as hereinafter defined) of Seller from September 1, 1999 through the date of the Determination Date Financial Statements, less the amount of any dividends declared by Seller after August 31, 1999 and prior to the Closing, divided by the sum of the number of issued and outstanding shares of Seller Common Stock immediately prior to the Effective Time plus the number of shares of Seller Common Stock issuable upon the exercise of the Options. For purposes of this Agreement, Earnings shall mean the consolidated net earnings or losses after tax for the Seller and the Seller Subsidiaries as determined by and in accordance with generally accepted accounting principles applied on a consistent basis, except as set forth on Schedule 1.7(b). Earnings shall be calculated and determined based upon the Determination Date Financial Statements. For purposes of determining the earnings of the Seller from September 1, 1999 through September 30, 1999, the Earnings for the Seller from July 1, 1999 through September 30, 1999 shall be determined the "1999 Third Quarter

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                  Earnings")  and the Earnings for the period from  September 1,
                  1999 through September 30, 1999 shall be deemed to equal 33.3% of the 1999 Third Quarter Earnings. The Merger Per Share Consideration shall be rounded to the nearest whole cent. All such shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing and such shares shall thereafter represent the right to receive cash at the rate of the Merger Per Share Consideration. Each share of Seller Common Stock held in the treasury of Seller or owned by Seller or any Seller Subsidiary (as hereinafter defined) for its own account (other than shares of Seller Common Stock held directly or indirectly in trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

2. Section 1.15 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  1.15 Determination Date Financial Statements. For purposes of this Agreement, the Determination Date shall be the last day of the calendar month prior to the Closing Date, unless the Closing Date occurs on or before the 12th day of any month, in which case the Determination Date will be the last day of the calendar month prior to the most recent month end prior to the Closing Date. For example, if the Closing Date occurs on May 1, 1999, the Determination Date would be March 31, 1999. The Seller shall prepare and deliver consolidated financial statements of the Seller (including, without limitation, a balance sheet and income statement of the Seller) as of the Determination Date that have been reviewed by the Seller's regularly employed accountants in accordance with the requirements for a review contained in the Statements on Standards for Accounting and Review Services of the American Institute of Certified Public Accountants (the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be prepared in accordance with generally accepted accounting principles and consistent with past practices. A copy of the Determination Date Financial Statements shall be provided to BFC as soon as available and in no event less than four (4) days prior to the Closing Date. Any disputes regarding the Determination Date Financial Statements shall be submitted to an independent accounting firm mutually agreeable to BFC and the Seller for a binding resolution. The cost of retaining the independent accounting firm shall be borne 50 percent by Buyers and 50 percent by the Seller.

3. Paragraph (a) of Section 4.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Seller Subsidiaries to Seller or to another of the Seller Subsidiaries), except that between the date of this Agreement and the Closing Date, Seller may declare and pay regular cash dividends or not more than $0.17 per share on the Seller Common Stock on each of January 28, 1999, April 22, 1999, July 29, 1999, October 29, 1999 and January 28, 2000 (but only on such dates occurring before the Closing Date);

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4.       Paragraph (a) of Section 5.2 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (a) As soon as practicable (as determined by BFC in its discretion), but in no event later than December 31, 1999, BFC shall file an application for approval of the Merger with the Federal Reserve Board and such additional or alternative regulatory authorities as may require an application.

5. Paragraph (a) of Section 5.3 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (a) As promptly as practical after receipt of the requisite approval of the Federal Reserve Board and /or federal or state regulatory agencies required under Section 6.1(b) of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement under the Exchange Act, and it then shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as practical after such filing. The Buyers and Seller shall cooperate with each other in preparing the Proxy Statement, and Seller shall promptly notify BFC of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to BFC copies of all correspondence between the Seller or any representative of the Seller and the SEC. Seller shall give BFC and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give BFC and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to request for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Buyers and Seller agrees to use all reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any and all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Seller Common Stock entitled to vote at the Special Meeting.

6. Paragraph (f) of Section 6.3 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (f) Minimum Financial Requirements. The Determination Date Financial Statements shall reflect that Seller has (i) stockholders' equity in an amount equal to or greater than $11,700,000 (exclusive of any accrual for payment of Option Settlement Amounts and the financial advisory fee paid or due to ABN AMRO, Inc.); (ii) loans receivable in an amount equal to or greater than $65,000,000 and (iii) savings accounts in an amount equal to or greater than $55,000,000.

7. Paragraph (b) of Section 7.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (b) by either BFC or Seller if the Merger shall not have been consummated by March 31, 2000 (provided that (i) if the Merger shall not have been consummated because the requisite approval of the Federal Reserve Board and/or federal or state regulatory agencies required under Section 6.1(b) of this Agreement shall not have been obtained and are still being pursued, either BFC or Seller may extend such date to April 30, 2000 by providing written notice thereof to the party on or prior to March 31, 2000 and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be

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                  available to any party whose failure to fulfill any obligation within that party's reasonable control under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

8. Section 7.1(e)(iv) of the Merger Agreement is hereby amended to read in its entirety as follows:

                  (iv) for any reason  Seller fails to call and hold the Special
         Meeting (which shall be deemed to include the Seller's Annual Shareholder Meeting, assuming the requirements of Section 5.3 of this Agreement are met with respect to said Annual meeting) within 45 after days after receipt by BFC of approval of the Merger from the Federal Reserve Board (provided that BFC's right to terminate this Agreement under this clause (iv) shall not be available if as such time Seller would be entitled to terminate this Agreement under Section 7.1(b) or
         (g));

9. The parties agree that the form, content and timing of any announcement or notice regarding this Third Amendment Agreement shall be subject to and conducted in accordance with the provisions of Section 5.9 of the Merger Agreement.

10. Except as otherwise amended herein, the terms and conditions of the Merger Agreement shall remain unchanged and shall remain in full force and effect.

11. This Third Amendment may be executed in any one or more counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

12. All capitalized terms not specifically defined herein shall have the meaning specified in the Merger Agreement.

THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK







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IN       WITNESS  WHEREOF,  the parties  have caused this Third  Amendment to be signed by their respective officers thereunto duly authorized, all as of he date first written above.

                                            BREMER FINANCIAL CORPORATION

                                            /s/  Stan K. Dardis

                                            Stan K. Dardis

                                            Its President and CEO


                                            BREMER ACQUISITION CORPORATION

                                            /s/  Robert B. Buck

                                            Robert B. Buck

                                            Its President and CEO


                                            NORTHWEST EQUITY CORP.

                                            /s/  Brian L. Beadle

                                            Brian L. Beadle

                                            Its President



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                                 Schedule 1.7(b)


         Northwest has capitalized certain expenses in connection with this Agreement including legal fees, investment banking fees, and the costs of certain environmental work. It is understood that these types of expenses associated with the Agreement will continue to be capitalized and will not be expensed prior to the date of the Determination Date Financial Statements.

         To the extent that this method of handling expenses is noted as an exception to generally accepted accounting principles, it will be deemed a permissible exception for purposes of the Agreement. The earnings of Seller after September 1, 1999 determined in connection with Section 1.7(b) will not be impacted by these expenses.
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